As filed with the Securities and Exchange Commission on July 28, 2015
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________
FORM S-8
REGISTRATION STATEMENT Under THE SECURITIES ACT OF 1933
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POTLATCH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

82-0156045
(I.R.S. Employer Identification No.)

601 West First Avenue, Suite 1600
Spokane, WA 99201
(Address of principal executive offices) (Zip Code)
_________________________________
Potlatch Corporation Deferred Compensation Plan for Directors II
(Full title of the plan)
_________________________________
Lorrie D. Scott, Esq.
Vice President, General Counsel & Corporate Secretary
Potlatch Corporation
601 West First Avenue, Suite 1600
Spokane, WA 99201
(509) 835-1500
(Name, address and telephone number, including area code, of agent for service)
Copy to:
Sue Morgan
Perkins Coie LLP
1201 Third Avenue
Suite 4900
Seattle, WA 98101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒                                 Accelerated filer ☐

Non-accelerated filer ☐    (Do not check if a smaller reporting company)     Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Deferred Compensation Obligations (1)	$5,000,000	100%	$5,000,000 (2)	$581.00

(1)
The deferred compensation obligations are unsecured obligations of the Registrant to pay up to $5,000,000 of deferred compensation from time to time in the future in accordance with the terms of the Potlatch Corporation Amended and Restated Deferred Compensation Plan for Directors II.

(2)    Solely for purposes of calculating the Registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the amount of deferred compensation obligations registered is based on estimate of the amount of compensation participants may defer under the Plan.

PART I
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*
* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.
PART II
Item 3.    Incorporation of Documents by Reference.
The following additional documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 13, 2015;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 1, 2015;

(c)	The Registrant’s Current Reports on Form 8-K, filed with the SEC on February 18, 2015, and May 4, 2015.

(d)
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on January 20, 2006, including any subsequent amendment or report filed for the purpose of updating such information.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than any information the Registrant furnishes, rather than files, with the SEC, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.
Item 4.        Description of Securities.
(a)    Common Stock. Not Applicable.
(b)    Deferred Compensation Obligations.
The securities being registered pursuant to the Potlatch Corporation Amended and Restated Deferred Compensation Plan for Directors II (the "Plan") represent obligations (the "Obligations") of the Registrant to pay deferred compensation in the future according to the terms of the Plan.

Specifically, members of the Registrant’s board of directors who are not employees of the Registrant or any of its subsidiaries may defer some or all of their cash retainer fees into either of two accounts: an interest bearing account or a stock unit account. The amount to be deferred by each participant in the Plan will be determined in accordance with the Plan based on the participant's elections. Amounts credited to participants’ interest accounts will be credited with quarterly interest equal to 120% of the long-term applicable federal rate, with quarterly compounding, as published under Section 1274(d) of the Internal Revenue Code of 1986, as amended, for the first month of the calendar quarter. Amounts credited to a participant’s stock account will be credited with Dividend Equivalents (as that term is defined in the Plan).

Except as otherwise provided in the Plan, the Obligations are payable the year following the year in which the participant turns 72 or earlier on the date(s) selected by a participant in accordance with the terms of the Plan. Amounts held in interest bearing accounts will be paid to participants in cash. Amounts held in interest bearing accounts will be paid to participants in the form of shares of common stock of the Registrant (the “Common Stock”). In addition, the Plan provides that periodic deferred stock unit awards will be granted to participants and held in separate stock accounts. All shares of Common Stock payable under the Plan will be issued under the Registrant’s existing stock incentive plans, which shares of Common Stock are and will be registered pursuant to separate Form S-8 registration statements.

The Obligations are general unsecured obligations of the Registrant that are subject to the claims of its general creditors and rank equally with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. With respect to their account balances under the Plan, participants and their beneficiaries will be unsecured general creditors of the Registrant. The Plan is considered entirely unfunded for tax purposes. There is no trading market for the Obligations.

The Registrant may establish a "rabbi trust" to serve as a source of funds from which it can satisfy the Obligations. Assets of any rabbi trust will at all times be subject to the claims of the Registrant's general creditors. Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Registrant.

Except as set forth in the Plan with respect to the designation of beneficiaries, neither a participant nor any other person will have the right to commute, sell, assign, transfer, pledge, mortgage or otherwise encumber, transfer, hypothecate or convey rights or benefits under the Plan.

The Registrant reserves the right to amend or terminate the Plan at any time, except that not such amendment or termination shall adversely affect the right of a participant to the balance of his or her deferred account as of the date of such amendment or termination. The Plan will remain in effect until terminated.

The summary and description above does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by reference to, the Plan, a copy of which is filed as Exhibit 99(a) to this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.
The legality of the securities offered hereby will be passed on for the Registrant by Lorrie D. Scott, Esq. Ms. Scott is Vice President, General Counsel and Corporate Secretary of the Registrant and at June 30, 2015 owned 22,227 shares of the Registrant’s Common Stock. Ms. Scott is not eligible to participate in the Plan.

Item 6.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such cooperation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorneys' fees) that such officer or director actually and reasonably incurred in connection therewith.

Article Seventh of the Registrant's Second Restated Certificate of Incorporation provides for indemnification to the fullest extent permitted by the Delaware General Corporation Law.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.
Article Seventh of the Registrant’s Second Amended and Restated Certificate of Incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability which, by express provision of Delaware law, cannot be eliminated.

The Registrant also maintains insurance policies, for itself and its subsidiaries, that insure its, and its subsidiaries’, officers and directors against certain liabilities. The Registrant has also entered into agreements with its directors and certain of its officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
Exhibit Number        Description

(5)	Opinion of Lorrie D. Scott Esq., Vice President, General Counsel and Corporate Secretary of the Registrant regarding the legality of the securities being registered.

(23)(a)	Consent of Independent Registered Public Accounting Firm.

(23)(b)	Consent of Lorrie D. Scott, Esq. (included in Exhibit (5)).

(24)	Power of Attorney (included on signature page to this Registration Statement).

(99)(a)*	Potlatch Corporation Amended and Restated Deferred Compensation Plan for Directors II.

________________________________

*	Incorporated by reference to Exhibit 10.2 to Registrant's current report on Form 8-K filed on May 13, 2014.

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15

(d) of the Exchange Act ) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington on July 28, 2015.

POTLATCH CORPORATION

By:/s/ Michael J. Covey
Michael J. Covey,
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Michael J. Covey, Jerald W. Richards and Lorrie D. Scott, or any of them, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments, and any and all additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 28 day of July, 2015.

Name	Title
/s/ Michael J. Covey	Director and Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
Michael J. Covey
/s/ Eric J. Cremers	Director, President and Chief Operating Officer
Eric J. Cremers
/s/ Jerald W. Richards	Vice President and Chief Financial Officer (Principal Financial Officer)
Jerald W. Richards
/s/ Stephanie A. Brady	Controller (Principal Accounting Officer)
Stephanie A. Brady
/s/ Boh A. Dickey	Director
Boh A. Dickey
/s/ William L. Driscoll	Director
William L. Driscoll
/s/ Charles P. Grenier	Director
Charles P. Grenier
/s/ John S. Moody	Director
John S. Moody
/s/ Lawrence S. Peiros	Director
Lawrence S. Peiros
/s/ Gregory L. Quesnel	Director
Gregory L. Quesnel

EXHIBIT INDEX

Exhibit Number	Description

(5)	Opinion of Lorrie D. Scott Esq., Vice President, General Counsel and Corporate Secretary of the Registrant regarding the legality of the securities being registered.

(23)(a)	Consent of Independent Registered Public Accounting Firm.

(23)(b)	Consent of Lorrie D. Scott, Esq. (included in Exhibit (5)).

(24)	Power of Attorney (included on signature page to this Registration Statement).

(99)(a)*	Potlatch Corporation Amended and Restated Deferred Compensation Plan for Directors II.
________________________________

*	Incorporated by reference to Exhibit 10.2 to Registrant's current report on Form 8-K filed on May 13, 2014.

Exhibit (5)

July 28, 2015
Potlatch Corporation
601 West First Avenue
Suite 1600
Spokane, WA 99201

Re:    Registration on Form S-8

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 to be filed by Potlatch Corporation, a Delaware corporation (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") on or about July 28, 2015 (the "Registration Statement") relating to the registration of $5,000,000 of deferred compensation obligations ("Obligations"), issuable pursuant to the Potlatch Corporation Amended and Restated Deferred Compensation Plan for Directors II (the “Plan”).

I have examined and am familiar with the Registration Statement, the Plan and such documents and records of the Company and other documents as I have deemed necessary for the purpose of this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies and the genuineness of all signatures.

Based upon and subject to the foregoing and giving regard to legal considerations I deem relevant, I am of the opinion that the Obligations that may be incurred by the Company pursuant to the Plan constitute valid and binding obligations of the Company, enforceable in accordance with the terms of the Plan, except as enforcement thereof may be limited in bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights or by general principles of equity (whether considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit (5) to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lorrie D. Scott

Lorrie D. Scott
Vice President, General Counsel & Corporate Secretary

Potlatch Corporation
601 West First Avenue, Suite 1600, Spokane, WA 99201	WWW.POTLATCHCORP.COM

Exhibit (23)(a)
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Potlatch Corporation

We consent to the use of our reports dated February 13, 2015, with respect to the consolidated balance sheets of Potlatch Corporation as of December 31, 2014 and 2015, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three- year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference.

/s/ KPMG LLP

Seattle, Washington
July 28, 2015